Filed Pursuant to Rule 424(b)(5)

Registration Statement 333-281813

AMENDMENT NO. 5 TO

PROSPECTUS SUPPLEMENT

(Dated January 9, 2026)

(To Prospectus dated September 10, 2024)

TRIO PETROLEUM CORP

Up to $1,010,000 of Common Stock

This Amendment No. 5 to Prospectus Supplement (this “Amendment No. 5”) amends and supplements our prospectus supplement dated January 9, 2026 (the “Original ATM Prospectus Supplement”), as amended by Amendment No. 1 to Prospectus Supplement dated March 3, 2026 (“Amendment No. 1”), Amendment No. 2 to Prospectus Supplement dated March 4, 2026 (“Amendment No. 2”), Amendment No. 3 to Prospectus Supplement dated March 5, 2026 (“Amendment No. 3”) and Amendment No. 4 to Prospectus Supplement dated March 10, 2026 (“Amendment No. 4”, and collectively with the Original ATM Prospectus Supplement and Amendment No. 1, Amendment No. 2, and Amendment No. 3, the “Amended ATM Prospectus Supplement”). This Amendment No. 5 should be read in conjunction with the Amended ATM Prospectus Supplement and the base prospectus included in our Shelf Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission on August 28, 2024 and declared effective on September 10, 2024 (File No. 333-281813) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Amended ATM Prospectus Supplement or the Prospectus. This Amendment No. 5 is not complete without, and may only be delivered or utilized in connection with, the Amended ATM Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

On January 9, 2026, we entered into an At Market Issuance Sales Agreement (“ATM Agreement”), with Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Sales Agent”)) relating to shares of our common stock, par value $0.0001 per share (the “common stock”), offered by the Amended ATM Prospectus Supplement. In accordance with the terms of the ATM Agreement and the Amended ATM Prospectus Supplement, we had the ability to sell shares of our common stock having an aggregate offering price of up to $19,018,000 from time to time through Ladenburg, acting as our sales agent or principal. As of the date of this Amendment No. 5, we have sold an aggregate of $19,016,726 of shares of common stock pursuant to the ATM Agreement and the Amended ATM Prospectus Supplement.

Our common stock is listed on the NYSE American (the “NYSE American”) under the symbol “TPET.” On March 27, 2026, the last sale price of our common stock as reported on the NYSE American was $0.918 per share.

We are filing this Amendment No. 5 to the Amended ATM Prospectus Supplement to update the amount of shares of common stock we are eligible to sell under General Instruction I.B.6. As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the ATM Agreement, after filing this Amendment No. 5 we may offer and sell shares of common stock having an aggregate offering price of up to $1,010,000 from time to time through Ladenburg, which does not include the shares of common stock having an aggregate sales price of $19,016,726 that were sold pursuant to the Amended ATM Prospectus Supplement prior to the filing of this Amendment No. 5.

As of the date of this Amendment, the aggregate market value of our outstanding shares of common stock held by non-affiliates, also known as our public float, is $60,091,978, based on 30,816,399 shares of our outstanding common stock held by non-affiliates as of March 30, 2026 and a price of $1.95 per share, the closing price of our common stock on March 3, 2026, which is within 60 days of the date of this Amendment No. 5. Pursuant to General Instruction I.B.6, in no event will we sell shares of our common stock pursuant to the Amended ATM Prospectus Supplement and the Prospectus, as further amended by this Amendment No. 5, with a value of more than one-third of our public float in any 12-month period, so long as our public float is less than $75,000,000. As of the date of this Amendment No. 5, we have sold 19,202,455 shares of our common stock for a total of $19,016,726, pursuant to General Instruction I.B.6 to Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Sales of our common stock, if any, under the Amended ATM Prospectus Supplement, as further amended by this Amendment No. 5, may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE American, or any other existing trading market for our common stock, sales made to or through a market maker in a transaction consummated other than on an exchange, or in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The Sales Agent is not required to sell any specific number or dollar amount of shares but will use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, subject to the terms and conditions of the ATM Agreement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Investing in our securities involves a high degree of risk. You should read this Amendment No 5, the Amended ATM Prospectus Supplement, the accompanying Prospectus and the information incorporated herein and therein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page S-9 of the Amended ATM Prospectus Supplement, as further Amended by this Amendment No. 5, and on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Amendment, the Amended ATM Prospectus Supplement, as further amended by this Amendment No. 5, or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this Amendment No. 5 to ATM Prospectus Supplement is March 30, 2026